Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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Rexford Industrial Realty, Inc.

Rexford Industrial Realty, L.P.

11620 Wilshire Boulevard, Suite 1000

Los Angeles, CA 90025

Re:	Registration Statement on Form S-3 and Prospectus Supplement; $300,000,000 Aggregate Principal Amount of Rexford Industrial Realty, L.P.’s 5.000% Senior Notes Due 2028

To the addressees set forth above:

We have acted as special counsel to Rexford Industrial Realty, Inc., a Maryland corporation (the “Guarantor”), and Rexford Industrial Realty, L.P., a Maryland limited partnership (the “Operating Partnership”), in connection with the issuance of $300,000,000 aggregate principal amount of the Operating Partnership’s 5.000% Senior Notes due 2028 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an indenture dated as of November 16, 2020 (the “Base Indenture”) among the Operating Partnership, the Guarantor and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of the date hereof, among the Operating Partnership, the Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 (Registration Nos. 333-2249932 and 333-249932-01) (as so filed and as amended, the “Registration Statement”), a base prospectus dated November 6, 2020 included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated March 28, 2023 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated March 28, 2023 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated March 28, 2023 (the “Underwriting Agreement”) among the Operating Partnership, the Guarantor and J.P. Morgan Securities LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and Guarantees.

March 30, 2023

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantee will be legally valid and binding obligations of the Operating Partnership and the Guarantor, respectively, enforceable against the Operating Partnership and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; (c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of rights or defenses contained in Sections 4.4 of the Base Indenture and Section 5.1(b) of the Supplemental Indenture (except, with respect to Section 5.1(b) of the Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantor may do so under applicable law) and waivers of broadly or vaguely stated rights; (v) provisions to the effect that a guarantor is liable as a primary obligor and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (vi) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (vii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic

March 30, 2023

remedies to the extent such provisions are deemed to constitute a penalty; (ix) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (x) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority Inc. rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, except to the extent we have expressly opined as to such matters with respect to the Operating Partnership or the Guarantor herein, we have assumed (a) that the Notes, the Indenture and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s and the Operating Partnership’s Current Report on Form 8-K dated March 30, 2023 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP